STARWOOD FINANCIAL TRUST
                            ------------------------


                  ARTICLES OF AMENDMENT OF DECLARATION OF TRUST

THIS IS TO CERTIFY THAT:

         FIRST: The Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), of Starwood Financial Trust, a Maryland real estate investment trust (the "Trust"), is hereby amended by deleting Article VI,
Section 6.1 of the Declaration of Trust in its entirety and replacing it with the following:

         SECTION 6.1 Shares. The total number of shares of beneficial interest which the Trust ("Shares") is authorized to issue is 109,400,000 shares, of which 70,000,000 shall be designated Class A Shares of beneficial interest, par value $1.00 per share ("Class A Shares"), 35,000,000 shall be designated Class B Shares of beneficial interest, par value $.01 per share ("Class B Shares"), and 4,400,000 shall be designated as preferred shares of beneficial interest, $.01 par value per share ("Preferred Shares").

                  The certificates evidencing the Shares shall be in such form and signed (manually or by facsimile) on behalf of the Trust in such manner as the Trustees may from time to time prescribe or as may be prescribed in the Bylaws in accordance with the laws of the State of Maryland. The certificates shall be negotiable and title thereto and to the Shares represented thereby shall be transferred by assignment and delivery thereof to the same extent and in all respects as a share certificate of a Maryland corporation. As set forth in Section 3.2(d), the Trustees may amend the Declaration, without Shareholder consent, to increase or decrease the aggregate number of Shares or number of Shares of any class or series that the Trust has authority to issue. The Shares may be issued for such consideration as the Trustees shall determine or without consideration by way of share dividend or share split in the discretion of the Trustees. Shares reacquired by the Trust shall no longer be deemed outstanding and shall have no voting or other rights unless and until reissued. Shares acquired by the Trust may be canceled and restored to the status of authorized and unissued Shares by action of the Trustees. All Shares shall be fully paid and non-assessable by or on behalf of the Trust upon receipt of the full consideration for which they have been issued or without additional consideration if issued by way of share dividend or share split. The Shares shall not entitle the holder to any preference, pre-emptive, appraisal, conversion, or exchange rights of any kind, except as provided in Section 6.14.


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                  The  Trustees  are  hereby  required  to issue for par value a sufficient number of Class B Shares such that the total number of outstanding Class B Shares shall at all times equal 50% of the total number of outstanding Class A Shares to all holders of Class B Shares on a pro rata basis based on the number of Class B Shares held by such holder on the date of issuance of the Class A Shares requiring the issuance of the Class B Shares to the extent that (a) additional Class A Shares are issued by the Trust (provided that if and to the extent such issuance is subject to the approval of the American Stock Exchange, Inc. or such other exchange or market on which the Class A Shares or other securities of the Trust are traded, then such approval shall be obtained), and (b) the Class A Shares are subject to any stock dividend, stock split, or other recapitalization affecting the number of Class A Shares outstanding. The additional Class B Shares shall be issued within 60 days of the issuance of the Class A Shares and the purchase price may be paid in cash or by delivery of a promissory note. To the extent that the Class B Shareholders convert their Class B Shares into Class A Shares as provided in Section 6.14, the percentage of outstanding Class B Shares required to be maintained by this Section
         6.1  shall  be  reduced  by  multiplying  such 50% by a  fraction,  the
         numerator  of  which  is  the  aggregate   number  of  Class  B  Shares
         outstanding as of the date of determination and the denominator of which is one-half of the total number of Class A Shares issued and outstanding on such date.

         SECOND: The foregoing amendment has been approved by the Board of Trustees of the Trust as required by Section 8-203(a)(7) of the Corporations and Associations Article of the Annotated Code of Maryland and Article X, Section
10.2 of the Declaration of Trust.

         THIRD: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment was 90,000,000, consisting of 60,000,000 Class A Shares of beneficial interest, par value $1.00 per share, and 30,000,000 Class B Shares of beneficial interest, par value $.01 per share. The aggregate par value of all authorized shares of beneficial interest having par value was $60,300,000.

         FOURTH: The number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment is 109,400,000, consisting of 70,000,000 Class A shares of beneficial interest, par value $1.00 per share, 35,000,000 Class B Shares of beneficial interest, par value $.01 per share and 4,400,000 preferred shares of beneficial interest, $.01 par value per share. The aggregate par value of all authorized shares of beneficial interest having par value is $70,394,000.

         FIFTH: The undersigned Chief Executive Officer and President acknowledges this amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this Statement is made under the penalties for perjury.

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         IN WITNESS WHEREOF, the Trust has caused this amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 9th day of December, 1998.

ATTEST:                                          STARWOOD FINANCIAL TRUST



/s/  Spencer Haber                                /s/  Jay Sugarman
-------------------------                        ----------------------------
Spencer Haber                                    Jay Sugarman
Secretary                                        Chief Executive Officer and
                                                 President




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